UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200, La Jolla, California, 92037

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 2, 2012, in connection with the third quarter-end close of Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”), management of the Company determined there were errors in the calculation of fair value of the contingent liability in connection with the Company’s acquisition of CyDex Pharmaceuticals, Inc. (“CyDex”) on January 24, 2011. The errors were associated with formulas within a spreadsheet as well as agreements relating to Captisol-enabled® clopidogrel (licensed to The Medicines Company), in particular with respect to assumptions for the calculation of fair value of the contingent liability related to what Ligand potentially owes Prism Pharmaceuticals (now Baxter International) and Cydex Contingent Value Right holders out of the total proceeds due from The Medicines Company. The initial valuation and subsequent mark-to-market adjustments are non-cash accounting estimates based on the probability of future conditions being met.

We believe the initial fair value of the contingent liability was overstated by an estimated $1.6 million, resulting in an initial overstatement of goodwill and intangible assets by $2.0 million, an overstatement of deferred income tax liability of $0.7 million and an understatement of income tax benefit from continuing operations of $0.4 million. Additionally, since changes in the estimated fair value of the contingent liability are recorded as non-cash adjustments to the decrease (increase) in contingent liabilities in the Company’s statements of operations, management also believes that the decrease (increase) in contingent liabilities was understated by an aggregate of $0.6 million for the year ended December 31, 2011 and understated by an aggregate of $0.5 million for the six-month period ended June 30, 2012. As a result, based upon management’s recommendation, the Audit Committee of the Board of Directors of the Company (the “Committee”) determined that the Company’s previously issued audited consolidated financial statements included in the Company’s Form 10-K as of and for the year ended December 31, 2011, as well as the unaudited condensed consolidated financial statements included in the Company’s Form 10-Q for each of the periods ended March 31, 2012, and June 30, 2012 can no longer be relied upon. Accordingly, the Company will restate such financial statements. Similarly, reports of the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), dated February 23, 2012 on the annual consolidated financial statements and the effectiveness of internal control over financial reporting, as of December 31, 2011 should no longer be relied upon. In addition, press releases describing the Company’s financial statements for these periods should no longer be relied upon. The Company’s management assessed the effectiveness of its internal control over financial reporting and disclosure controls and procedures. As a result of the errors described above, the Committee, in consultation with management, has concluded that the Company’s internal control over financial reporting and disclosure controls and procedures were not effective to a reasonable assurance level as of the ends of each of the periods covered by the restatement. Management of the Company and the Committee have discussed the matters described herein with Grant Thornton. The Company intends to promptly file an amended Annual Report on Form 10-K for the year ended December 31, 2011 as well as an amended Form 10-Q for each of these interim periods to restate the Company’s consolidated financial statements that will include amended related disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations to reflect the estimated reduction of the contingent liability of $1.6 million, goodwill and intangible asset reduction of $2.0 million, deferred income tax liability increase of $0.7 million as of the acquisition date and decrease (increase) in contingent liabilities and income tax benefit increases of an aggregate of $0.6 million and $0.4 million, respectively, for the year ended December 31, 2011 and an aggregate of $0.5 million and $0, respectively, for the six-month period ended June 30, 2012.

Although the Company’s management is still evaluating the implications of the restatements described above on its internal control over financial reporting, when the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and amends certain of its previously filed periodic reports to effect the restatements, management expects the Company to report the existence of one or more material weaknesses in the Company’s internal control over financial reporting relating to the restatements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of the Company dated November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: November 5, 2012	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company dated November 5, 2012.